10.50d

AFFYMETRIX

Service Provider Agreement

This Service Provider Agreement (the "Agreement") is entered into as of 01/01/2007 (the "Effective Date") by and between Affymetrix, Inc., having its principal place of business at 3420 Central Expressway, Santa Clara, CA 95051 ("Affymetrix") and Gene Logic Inc., having its principal place of business at 50 West Watkins Mill Road, Gaithersburg, MD, 20878, USA, ("Service Provider"), each a "Party," and together the "Parties" to this Agreement.

Affymetrix is pleased to enter into this relationship which will allow Service Provider to exploit the unique capabilities of Affymetrix' GeneChip® technology. We look forward to working with you to ensure that the GeneChip products purchased under this agreement will enable you to provide great benefits to your customers.

Therefore, the parties hereby agree as follows:

Definitions
"Affiliates" means any corporation, company, partnership, joint venture and/or firm which is controlled by or controls a Party or is under common control with a Party, but only for so long as such Affiliate remains an Affiliate of a Party, and only if such Affiliate is bound by the terms of this Agreement. For purposes of this Section, "control" shall mean, (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities (or such other percentage as required to establish control in the relevant jurisdiction); or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities; (or such other percentage as required to establish control in the relevant jurisdiction).

."Database" means a collection of data derived from Probe Arrays and licensed or otherwise made available by Service Provider or a third party to multiple unrelated parties in whole or in part for use in analysis or otherwise to derive additional information.

"GeneChip Products" means all Probe Arrays and the related kits and reagents currently available for sale as listed on Exhibits 1-3 and any other kits, reagents or other consumable products now or hereafter generally offered for sale by Affymetrix and any custom Probe Arrays available through the programs specified in the definition of Probe Array.

"Instruments" means any instruments or other equipment sold by Affymetrix for use with GeneChip Products.

"Internal R&D" means using GeneChip Products and/or Probe Arrays, for (a) internal research, testing, validation, or training at Gene Logic, (b) product or service development, including use for generating data for inclusion in Databases offered for license or sale, and (c) research projects involving collaboration with one or more customers or other third parties.

"Marks" means the trademarks, service marks, logos and tradenames owned or controlled by each Party.

"Probe Array" means a solid support having an array of polynucleotides with known location and sequence fabricated by or for and sold by Affymetrix for use in expression analysis and genotyping and shall include all probe arrays generally offered by Affymetrix for commercial sale during the Term as well as arrays available through Affymetrix' current CustomExpress®, NimbleExpress™ and Made-to-Order programs, as well as resequencing arrays available through Affymetrix' current CustomSeq® program, including those now available as indicated on Exhibits 1-3. Such arrays must be purchased in whole wafer increments unless otherwise indicated in Exhibits 1-3. All other custom arrays/array designs will be mutually agreed to in writing between the Parties in advance.

"Services" means the use of GeneChip Products in generation of data that will be provided to a third party for a service fee. Services shall include data developed by Gene Logic and/or its Affiliates for a third party for such third party's use. Services may include "Data Generation Services," in which samples are processed to obtain data for a third party, and "Analysis Services," in which Gene Logic may provide analysis services using its data or data obtained from a third party or from processing samples provided by Gene Logic or the third party. Services shall not include activities classified hereunder as Internal R&D.

"Software" means any software installed on an Instrument or HTA Instrument or otherwise made available by Affymetrix for use with GeneChip Products and HTA Products.

"Term" has the meaning defined in Section 8 of this Agreement.

"Effective Date" shall have the meaning set forth in the first paragraph of the Agreement

1. Reduced Probe Array, Kit and Reagent Pricing.
1.1 During the term of this Agreement, Service Provider shall be entitled to purchase GeneChip® probe arrays* to provide Services pursuant to the Agreement for Service Provider's academic customers pursuant to the Academic Tier 1 price sheet attached hereto as Exhibit 1; for Service Provider's biotech customers (biotech customers are defined as having an annual R&D budget of less than $1 OOM) pursuant to the Biotech Tier 1 price sheet attached hereto as Exhibit 2; and for Service Provider's other industrial customers pursuant to the Industrial Tier 1 price sheet attached hereto as Exhibit 3.

*Includes all probe arrays generally offered by Affymetrix for commercial sale during the Term and probe arrays available through Affymetrix' current CustomExpress®, NimbleExpress™ and Made-to-Order programs, and resequencing arrays available through Affymetrix' current CustomSeq® program, all as indicated on Exhibits 1-3. Such arrays must be purchased in whole wafer increments unless otherwise indicated in Exhibits 1-3. All other custom arrays/array designs to be mutually agreed to in writing between the Parties in advance.

1.2 During the Initial Term, Service Provider shall be entitled to purchase reagents and kits, for use for all purposes for which it is otherwise permitted to buy and use Probe Arrays under this Agreement, pursuant to Service Provider's internal use price list as attached to Service Provider's BiotechAccess Agreement and shall not be obligated to pay to Affymetrix any additional price for such products for use in any other pricing Tier.

1.3 If Affymetrix offers any special pricing to Service Provider (including pricing for particular products or for a particular customer or project), whether by amendment or by email notice or by any other written document, Service Provider may purchase quantities of products upon such terms provided by Affymetrix and subject to any conditions specified by Affymetrix in connection therewith.

2. Services for Customers with Affymetrix Pricing Agreement in Effect.
2.1 During the term of this Agreement, Service Provider may provide Services for third parties with a pricing agreement in effect with Affymetrix and such customers may purchase probe arrays directly from Affymetrix, have such probe arrays shipped directly to Service

Provider only for use in Services for such Affymetrix customer, and Affymetrix will directly invoice its customer for such probe arrays. Alternatively, if customers have Transfer Array Addenda in place with Affymetrix, such customers may ship GeneChip Products previously purchased from Affymetrix directly from the customer to Service Provider only for use in Services for such Affymetrix customer, provided that any GeneChip Products obtained by Service Provider from other Affymetrix customers will be governed by the terms applicable to the customer from which such GeneChip Products were obtained.

2.2 During the Term, Affymetrix may at its discretion extend to Service Provider, on a project-by-project basis, GeneChip Product pricing consistent with a particular customer's pricing agreement then in effect with Affymetrix, to permit Service Provider to purchase GeneChip Products to provide Services to such customer as otherwise permitted herein, subject to gaining the customer's permission for Affymetrix to disclose such prices to Service Provider for the specific transaction. Service Provider agrees to protect such information pursuant to Section 9 (Confidentiality) below. For clarity, and without limiting the foregoing, Service Provider agrees not to disclose any aspect of any customer's prices for GeneChip Products with any other Affymetrix customer or any other party, except as required by law (provided that Service Provider has provided Affymetrix with prior notice of such disclosure, to the extent reasonably practicable).

3. Joint Responses to RFxs. From time to time during the Term, either Party may at its discretion submit detailed proposals to the other for the Parties to collaborate on specific projects for third parties, and the Parties may submit joint responses to third party requests for information/proposal/quote (RFx). Such proposals, each Party's response thereto, and ensuing discussions between the Parties with respect thereto shall be subject to Section 9(Confidentiality) below.

4. Reports. Service Provider shall deliver to Affymetrix within sixty (60) days after the end of each calendar quarter a written report showing: (i) the country location and type (as defined in Section 1.1 above) of each service customer that received services during that quarter; (ii) the number of Probe Arrays used in providing Services to each such customer during that quarter, and (iii) the number of Probe Arrays that were purchased at one pricing Tier and used for another purpose pursuant to Section 1.2. For avoidance of doubt, Service Provider shall not be obligated to identify any customer names or provide any other information identifying specific customers in the reports due to Affymetrix hereunder.

5. Service Quality; Audits.
5.1 The Parties acknowledge that it is in their mutual interest to ensure that Services provided by Service Provider that include the use of GeneChip Products are of a high and reliable quality. Therefore, each Party agrees to use commercially reasonable efforts to maintain a high level of quality of the GeneChip Products and the Services provided to customers using GeneChip Products. If Affymetrix learns of any problem with a customer involving Service Provider Services, or if Service Provider learns of any problem with a customer potentially caused by defective GeneChip Products, the Parties agree to cooperate to resolve any such issue in a prompt, commercially reasonable manner.

5.2 During the Term and for a period of two (2) years following the time at which the relevant payment is due, Affymetrix shall have the right, upon commercially reasonable notice, but not to exceed once per calendar year, during regular business hours and upon ten (10) days prior notice, to have an auditing firm acceptable to all Parties make such examination as such firm deems necessary to verify that Service Provider has been paying the proper price for Probe Arrays based on the type of use of such Probe Arrays specified in Sections 2-4 herein. In the event that such examination reveals a discrepancy between the amounts payable under this Agreement and the amounts actually paid, all such additional amounts, together with interest at the rate of one and one-half percent (1.5%) per month, or the maximum allowed by law, whichever is less, from the date when such additional amounts would have been due, shall be paid to Affymetrix within forty-five (45) days of written notice from the auditing firm of such discrepancy. Any such audit shall be at Affymetrix' sole expense and performed by a nationally recognized accounting firm. In the event that a deficiency of more than five percent (5%) is discovered, the audit shall be at Service Provider's expense. The auditing firm conducting the examination shall be under appropriate obligations of confidentiality to all Parties hereto such that (1) if no discrepancy is found between amounts payable and actually paid for a given contract year, the auditing firm shall report that and nothing else to the Parties, (2) if a discrepancy in favor of Affymetrix is found between amounts payable and actually paid, the auditing firm shall report the amount of the discrepancy and only those particulars necessary for the understanding of the Parties of the nature of the overpayment, (3) if a discrepancy in favor of Service Provider is found between amounts payable and actually paid, the auditing firm shall report the amount of the discrepancy and only those particulars necessary for the understanding of the Parties of the nature of the overpayment, and Affymetrix shall reimburse Service Provider within forty five (45) days of the date it is notified of the discrepancy, (4) any given contract year may only be audited once, (5) in no event shall the auditing firm reveal to any Party hereto any information it may gain during the course of the examination (i.e., to Affymetrix the names of customers for whom Services were provided by Service Provider) other than as previously stated herein, and (6) in no event shall the auditing firm reveal to any third party any information it may gain during the course of the examination. The Parties agree that the auditing firm chosen to perform audits pursuant to this Section will not be compensated on a commission-for-findings basis.

6. Trademark Use.
6.1 Each Party recognizes that the other Party hereto has developed valuable Marks, as listed on Exhibit 5 hereto, and may in the future develop additional Marks. Each Party may desire to describe the other Party as a customer (in the case of Service Provider) or a supplier (in the case of Affymetrix) in public marketing materials and technical materials published by such Party for marketing purposes and to use the other Party's marks in such materials. Each Party may make such a general description of the Parties' relationship and use the other Party's Marks to assist with such description (i.e., to refer to or generally describe such Party's products or services) without the prior approval of the other Party, provided that the description is not inconsistent with information on the other Party's website or current published materials and, provided further, that the use of the other Party's Mark is limited to text and is not the logo or stylized Mark itself. Each Party shall allow the other Party reasonable prior review and approval of any more detailed description of the other Party's products or services, and any use of the other Party's logos or stylized Marks, in any of its proposed marketing materials, such approval not to be unreasonably withheld or delayed. Service Provider will also include on its website a link to the Affymetrix website along with a brief description of the relationship between Affymetrix and Service Provider that has been approved in advance by Affymetrix, such approval not to be unreasonably withheld or delayed.

6.2 Each Party acknowledges the ownership and renown of all Marks used by the other Party prior to this Agreement that are listed on Exhibit 5. Each Party will maintain a quality standard, in connection with its products and services promoted in a manner that uses the other Party’s Marks or refers to the other Party’s products and/or services, that is at least as high as the standard such Party maintains for any of its other comparable products or services. Subject in all cases to the terms of Section 6.1 and this Section 6.2, each Party hereby authorizes the other Party to use its name and Marks for the specific purpose of identifying and/or promoting the other Party’s products and services and identifying the manner in which such Party is involved in the other Party’s products or services, and for no other purpose. If, in each Party’s sole discretion, the other Party’s use of the first Party may notify the other Party of the specific objection to the use of a specific Mark or Marks and, if the other Party is unable to correct its usage to the reasonable satisfaction of the party owning the Marks within sixty (60) days after receipt of such notice, such Party at its option, may terminate the right of the other Party to use such specific Mark or Marks.

7. Terms and Conditions. The GeneChip products provided to Service Provider under this Agreement shall be subject to the terms and conditions (including all Addenda) attached hereto as Exhibit 4 ("Terms and Conditions").

8. Term and Termination.
8.1 This Agreement will be effective as of the Effective Date and will terminate two (2) years thereafter (the "Initial Term"). The pricing extended to Service Provider may be updated by Affymetrix from time-to-time during the Initial Term of the Agreement and subsequent Renewal Terms, if any.

8.2 At the end of the Initial Term, this Agreement may be renewed for additional one (1) year terms through mutual written consent of the Parties at least thirty (30) days prior to the commencement of such term ("Renewal Term"). The Initial Term and any Renewal Terms shall be referred to collectively as the "Term".

8.3 If either Party should fail to perform any obligations under this Agreement, the other Party may give written notice to the defaulting Party calling attention to the default. In the event of a material breach or default, said other Party shall have the right to terminate this Agreement upon sixty (60) days prior written notice to said defaulting Party calling attention to the default unless said breach or default is corrected within sixty (60) days after such notice. Such notice shall specifically state that the non-breaching Party intends to terminate this Agreement. Said right to terminate for default shall be in addition to, and without prejudice to the exercise of, any other remedies available in law or equity.

8.4 Upon termination of this Agreement (except for termination by Affymetrix for material, uncured breach or default by Service Provider or any of its Affiliates), Service Provider and its Affiliates may continue to use the supply of GeneChip Products, Instruments and Software in its existing inventory and on order that are previously purchased by Service Provider and its Affiliates and subject to the warranty and replacement provisions applicable to this Agreement.

9. Confidentiality

9.1 Each Party agrees to use reasonable efforts to not disclose or use the confidential information of the other Party (including without limitation the contents of this Agreement) for any purpose not contemplated in this Agreement. The provisions of this paragraph shall not apply to any information which the receiving Party can demonstrate by competent proof (a) is known or used by the receiving Party prior to disclosure by the disclosing Party; (b) is disclosed to the receiving Party by a third party under no obligation of confidentiality to the disclosing Party; (c) is or becomes published or generally known to the public through no fault of the receiving Party; (d) is independently developed by the receiving Party as documented by contemporaneous records; (e) is required to be disclosed by a final order of a court of competent jurisdiction; or (f) is otherwise required to be disclosed by applicable law following notice of not less than thirty (30) days to the disclosing Party (unless the deadline imposed by such law does not permit such a thirty (30) day notice period, in which case the notice period must be reasonable under the circumstances). The obligations under this paragraph shall terminate as to any confidential information five (5) years following the expiration of the Term.

9.2 Notwithstanding the foregoing, the Parties acknowledge and agree that, to the extent that Affymetrix makes SIF, exemplar and/or probe pair sequence, gene annotation information, and .cdf libraries associated with Probe Arrays ("Probe Array Information") generally available to the public or its Probe Array customers, Service Provider shall also have the right to disclose such Probe Array Information to third parties for the purpose of enabling Service Provider to develop and commercialize its Databases, software and Services, provided that to the extent such Probe Array Information is considered Confidential Information of Affymetrix, each such third party agrees in writing to be bound by confidentiality obligations consistent with those set forth in this Section, provided further that Service Provider shall not commercialize Probe Array Information as a stand alone product without mutual agreement of the Parties. Furthermore, except in connection with their use of Service Provider's Databases, software or Services, Service Provider shall not permit users that receive Probe Array Information directly or indirectly from Service Provider to post any Probe Array Information on a commercial or for-profit Web site, or within a commercial or for-profit software application, or otherwise charge for access to or use of any Probe Array Information, without Affymetrix' prior written permission, and Service Provider shall require that such users agree to terms and conditions that are consistent with this sentence. Service Provider shall not be permitted to disclose or use Probe Array Information as described herein if such disclosure or use (i) would be in violation of any contractual obligation of Service Provider or, to Service Provider's knowledge, Affymetrix to a third party or (ii) would infringe a valid and enforceable patent or, to Service Provider's knowledge, other intellectual property right of a third party. Service Provider shall be fully responsible for, and agrees to indemnity the Affymetrix Group and hold each of them harmless from and against any Damages arising from or relating to, its disclosure and use of Probe Array Information.

10. Entire Agreement. This Agreement (including the Terms and Conditions) shall replace and supersede any current or future purchase orders or similar forms that are not mutually signed. Furthermore, Service Provider shall not be obligated to pay any annual access /subscription fee or royalties to Affymetrix under this Agreement for its Initial Term (without prejudice to any fees or royalties payable to Affymetrix as described in the 2006 Service Provider Agreement, effective January 1, 2006). If any of the terms of this letter conflict with the Terms and Conditions, then the terms of this letter shall govern. Unless otherwise defined herein, all capitalized terms used in this letter shall have the meaning ascribed to them in the Terms and Conditions.

11. Assignment. Service Provider may assign this Agreement without Affymetrix' consent to an Affiliate and to a successor of substantially all (or a substantial part that constitutes a majority) of the business of Service Provider that relates to providing Services and/or licensing Databases, whether in merger, sale of stock, sale of assets or other similar transaction (and in connection with such an assignment may also transfer to such successor any portion of the inventory of Gene Chip Products then held by or on order from or in shipment to Service Provider. Otherwise, this Agreement shall not be assignable by Service Provider without the prior written consent of Affymetrix, such consent not to be unreasonably withheld or delayed.

If these terms are agreeable to you, please have an authorized representative of Service Provider sign below and either fax, mail or send us an electronic copy for our counter-signature. A fully executed copy will then be sent back to you for your records.

AGREED AND ACKNOWLEDGED:

Affymetrix, Inc.		Gene Logic Inc.

By:	/s/ Thane Kreiner, Ph.D.	By:	/s/ Larry Tiffany

Name:	Thane Kreiner, Ph.D.	Name:	Larry Tiffany

Title:	Sr. Vice President Marketing & Sales	Title:	Sr. Vice President & General Manager Genomics

Date:	1/9/07	Date:	1/4/07

Exhibit 4

Affymetrix Terms and Conditions of Sale

1. General. These Terms and Conditions of Sale ("Terms and Conditions") shall govern the sale and license to the purchaser ("Buyer") of probe arrays, reagents, instruments, software, and other products and related services ("Products") by the Affymetrix entity named on the invoice or acknowledgement ("Affymetrix") provided to Buyer in connection therewith. These Terms and Conditions shall replace and supersede any current or future purchase orders or similar forms other than those as provided in paragraph 1.3 of the Service Provider Agreement or that are mutually signed by Affymetrix and Buyer.

2. Price. Except for deliveries within Europe, prices exclude all insurance, freight, taxes, fees, duties and levies, which shall be payable by Buyer.

3. Delivery. Products will be packed in Affymetrix' standard shipping packages. Affymetrix may make partial deliveries. Affymetrix will ship via carrier selected by Affymetrix.

3.1 For Deliveries Outside Europe: Tender will be F.O.B./FCA shipping point. Title (except for software in which case Affymetrix shall retain title) and risk of loss or damage will pass to Buyer upon delivery of the Products to the carrier.

3.2 For Deliveries Within Europe: Products shall be Delivered Duty Paid to the Buyer's site and the Buyer will be the importer for the Products and be responsible for paying the import VAT or similar taxies) within the Buyer's country. Title (except for software in which case Affymetrix shall retain title) and risk of loss will pass to Buyer upon delivery of the Products to the carrier. Insurance costs will be borne by Affymetrix to the Buyer's site.

3.3 Custom Arrays. Upon Affymetrix confirming receipt of complete Buyer Target Sequences and related information for each new Custom Probe Array design, Affymetrix will use reasonable efforts to design, layout, produce masks, and manufacture the initial lot of Custom Probe Arrays for each such custom design as follows: (i) within 12 weeks if Buyer orders only one Custom Probe Array design; (ii) within fourteen (14) weeks for up to four (4) custom designs; and (iii) for more than four (4) custom designs, according to the schedule quoted to Buyer and/or its Affiliates at the time they order such Custom Probe Array designs. Where Buyer and/or its Affiliates have ordered more than one custom design, Affymetrix reserves the right to provide the initial lots of Custom Probe Arrays for each such design at separate times, at Affymetrix' sole discretion, subject to the maximum time periods described in the previous sentence; in such case, the order that the initial lots of each such design will be provided relative to such other designs will be determined by a priority list submitted by Buyer at the time it orders the designs or, if no such list is submitted, in Affymetrix’ discretion. In no event shall Affymetrix be obligated to supply more than twelve (12) custom designs per year. Delivery times for all additional lots of Custom Probe Arrays ordered pursuant to this letter will be quoted at the time Affymetrix receives a firm order for such products and shall not exceed four (4) weeks from the date of such order. Buyer acknowledges that implementation of any deviations for a particular custom design may increase the time period between order placement and delivery of Custom Probe Arrays based on any such design. All such time extensions for a particular custom design will be discussed with Buyer prior to start of such design. All Custom Probe Arrays must be ordered and purchased in whole-lot increments.

3.4 Excluding Custom Probe Arrays. Affymetrix will use commercially reasonable efforts to ship the Products within twenty-one (21) business days of receipt of a valid, accurate purchase order(s). Affymetrix or its representative will ship via carrier selected by Affymetrix or its representative to Buyer at 50 West Watkins Mill Road, Gaithersburg, MD, 20878, USA or such other address as may be specified by Buyer. If shipment is delayed at Buyer's request, Buyer will reimburse Affymetrix for all reasonable costs of storage.

4. Rejection. Any claims for visibly damaged, missing or apparently defective Product must be reported in writing to Affymetrix by Buyer within five (5) business days from the date of receipt of Product. For any valid claim made, Affymetrix shall repair or replace the Product. The foregoing shall be Buyer's sole and exclusive remedy for damaged or missing Products, and, except for express warranty rights, for defective Products.

5. Payment. Buyer will be invoiced at the time of shipment of each Product. Except as otherwise agreed in writing by Affymetrix, Buyer shall make payment in full within 30 days of the date of the invoice. Late payments may incur a charge at the rate of one and one-half percent (1.5%) percent per month, or the maximum allowed by law, whichever is less. Further shipment of Products may be deferred until payment is received if Buyer fails to make any undisputed payment when due and thereafter fails to cure such nonpayment within ten (10) business days after receipt of notice thereof. If Buyer's account is more than thirty (30) days past due and is referred to an attorney or collection agency for collection, Buyer shall pay Affymetrix' reasonable expenses incurred in such collection efforts including, without limitation, court costs and reasonable legal fees and expenses. Sales by Affymetrix shipped outside the U.S. may require payment on an irrevocable letter of credit reasonably acceptable to Affymetrix.

6. Limited Warranty. Affymetrix warrants to and only to Buyer for thirteen (13) months from the date of shipping or one (1) year from the date of installation (or for the period specified in the Affymetrix sales quote for limited-life parts), whichever occurs first, that the software and instruments are free from defects in material and workmanship and conform to Affymetrix' published specifications in all material respects. Service will be provided pursuant to Affymetrix' standard service terms and conditions. Affymetrix' sole and exclusive liability (and Buyer's sole and exclusive remedy) under the foregoing warranty shall be to repair or replace software and instruments or provide Buyer a refund, as solely determined by Affymetrix. Nonconforming instruments will be serviced at Buyer's facility or, at Affymetrix' option, Affymetrix' facility. If service is performed at Affymetrix' facility, Affymetrix will bear shipping costs.
Probe Arrays or reagents reasonably determined by Affymetrix to be defective, independent of user error, shall be replaced by Affymetrix on a 1: 1, like-kind basis at no cost to Buyer provided that such defective probe arrays or reagents were used by Buyer prior to their expiration date, and the defect was promptly reported with appropriate detail to Affymetrix' technical support. Affymetrix agrees to meet with Buyer on a quarterly basis to review the defect determination to ensure that the Probe Arrays or reagents are properly categorized as being "defective". Except as provided above, this warranty does not apply to consumables, or to any defect caused by failure to provide a suitable storage, use, or operating environment, use of non-recommended reagents, spills, or the use of the Products for a purpose or in a manner other than that for which they were designed, modifications or repairs done by Buyer, or any other abuse, misuse, or neglect of the Products. This warranty applies only to Buyer, and not third parties. The foregoing is not intended to limit any warranty extended to Buyer by a third party original equipment manufacturer of a Product or component thereof, provided that any remedy received by Buyer under any such warranty shall relieve Affymetrix of its obligations with respect to the subject of such remedy. TO THE EXTENT PERMITTED BY APPLICABLE LAW, AFFYMETRIX AND ITS SUPPLIERS DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO PRODUCTS AND SERVICES, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, SATISFACTORY QUALITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

7. Pre-release Products (Not Applicable to Products Marketed for IVD Use). lf any Product is a beta, technology access, early access, or other pre-commercial release version ("Pre-release Product"), then this Section applies. To the extent that any provision in this Section is in conflict with any other term or condition in these Terms and Conditions, this Section shall supersede such other term(s) and condition(s) with respect to the Pre-release Product, but only to the extent necessary to resolve the conflict. Buyer acknowledges that the Pre-release Product is a pre-release version, does not represent final product from Affymetrix, and may contain defects, bugs, errors and other problems that could cause system or other failures, sample loss and data loss. CONSEQUENTLY, THE PRE-RELEASE PRODUCT IS PROVIDED TO YOU "AS IS", AND AFFYMETRIX DISCLAIMS ALL WARRANTIES (INCLUDING THE LIMITED WARRANTY SET FORTH ABOVE) AND ALL LIABILITY OBLIGATIONS TO BUYER OF ANY KIND. Buyer acknowledges that Affymetrix has not promised or guaranteed to Buyer that Pre-release Product will be announced or made available to anyone in the future, that Affymetrix has no express or implied obligation to Buyer to announce or introduce the Pre-release Product and that Affymetrix may elect not to introduce a product similar to or compatible with the Pre-release Product. Accordingly, Buyer acknowledges that any research or development that Buyer performs using the Pre-release Product or any product associated with the Pre-release Product is done entirely at Buyer's own Risk. If Buyer has been provided the Pre-release Product pursuant to a separate written agreement with Affymetrix, this Section shall not apply and Buyer's use of the Pre-release Product is governed by such agreement, unless expressly provided otherwise therein.

8. Limited License.
8.1 Subject to these Terms and Conditions, and to the terms and conditions of any license provided by Affymetrix that is specific to a particular Product (which shall govern with respect to such Product in the event of conflict with these Terms and Conditions), Affymetrix hereby grants to Buyer a non-exclusive, non-transferable, non-sublicensable license to use the Product(s) provided to Buyer by Affymetrix only in accordance with the manuals and written instructions provided by Affymetrix. Buyer may make one (1) copy of software Products for backup purposes only. Buyer agrees not to disassemble, decompile or otherwise reverse engineer, or adapt or modify, any software Product.

8.2 Notwithstanding any other provision hereof, nothing herein is intended as a contractual obligation precluding Buyer from using non-Affymetrix products, such as target labeling and processing reagents, with the Products supplied to Buyer pursuant to the Agreement; provided however, that Affymetrix makes no representations or warranties regarding any suitability of non-Affymetrix products for use with such Products, or vice versa, and Affymetrix hereby disclaims such representations and warranties. Buyer uses such non-Affymetrix products entirely at Buyer's own risk and Affymetrix shall have no liability to Buyer or any third party in respect of such use. Affymetrix shall not provide any support to Buyer in respect of such use of non-Affymetrix products.Furthermore, notwithstanding any other provision hereof, nothing herein is intended as a contractual obligation precluding Buyer from using Products, including Affymetrix-offered reagents, with other products from third parties. Buyer agrees to indemnify the Affymetrix Group (as defined below) for any claims made by or on the part of a third party arising from Buyer's use of non-Affymetrix products in connection with Products. However, this paragraph shall not be construed as conveying, by implication, estoppel or otherwise, or expanding to the scope of, any right or license to Buyer under any patent right of Affymetrix.

8.3 Buyer understands and agrees that except as expressly set forth in these Terms and Conditions (or in the Affymetrix-provided license specific to a particular Product), no right or license to any patent or other intellectual property owned or licensable by Affymetrix is conveyed or implied by these Terms and Conditions or any Product. In particular, no right or license is conveyed or implied to use any Product provided hereunder in combination with a product not provided, licensed or specifically recommended by Affymetrix for such use.

9. Products Marketed for Research Use Only. Products marketed by Affymetrix for research use only do not have the approval or clearance of the U.S. Food and Drug Administration ("FDA") or other regulatory approval, clearance or registration for in vitro diagnostic ("IVD") use. No license is conveyed or implied for Buyer to use, and Buyer agrees not to use, such Products in any manner requiring FDA or other regulatory approval, clearance or registration relating to IVD use.

10. Products Marketed for In Vitro Diagnostic Use. Products marketed by Affymetrix for IVD use have been cleared by the FDA, CE marked in the European Union and registered in Canada, for IVD use. No license is conveyed or implied for Buyer to use, and Buyer agrees not to use, such Products in any manner requiring other regulatory approval, clearance or registration relating to IVD use.

11. Use Restrictions. Buyer is not licensed to, and agrees not to: (a) resell any Affymetrix-supplied probe array or reagent, (b) transfer, or distribute any Affymetrix-supplied probe array or reagent, directly or indirectly, to any third party for any purpose or use, except as otherwise approved by Affymetrix in writing; or (c) use or allow anyone to use any Affymetrix-supplied probe array or reagent more than once, or dilute any Affymetrix-supplied reagent.

12. Product Improvements.

12.1 For purposes of this Section, "Assay Improvement Invention" shall mean any invention conceived or reduced to practice by Buyer or its Affiliates during the Term using Affymetrix Probe Arrays that relates to manual or automated assay techniques that may be used in connection with Probe Arrays or similar products, but only insofar as such techniques are used for and after nucleic acid extraction and up to and including annealing and washing hybridization mixtures with a Probe Array, but not to techniques used thereafter.

12.2 For purposes of this Section, "Product Improvement Invention" shall mean any invention conceived or reduced to practice by Buyer or its Affiliates during or after the Term using Affymetrix Probe Arrays supplied to Buyer or its Affiliates during the Term that relates to (a) design, manufacturing, layout or packaging of nucleic acid probes or probe arrays; or (b) software techniques relating to the extraction or storage of data generated using Probe Arrays after samples have been annealed to the Probe Arrays (e.g., techniques used in generation of *.cel and *.dat files), but not including any techniques used thereafter (e.g., software techniques for analysis or other processing of data beyond what is required for generation of *.cel and *.dat files). Product Improvement Inventions also shall not (1) include data generated using Probe Arrays or discoveries derived therefrom (except as expressly set forth in (a) and (b) above} or (2) any Assay Improvement Invention, as defined herein. Neither Product Improvement Inventions nor Assay Improvement Inventions shall include (3) Target Sequences identified by Buyer as hereinafter described or (4) any discoveries or inventions made using data obtained from use of the Affymetrix Probe Arrays, including but not limited to, discoveries or inventions relating to identification of markers used in biological, toxicological and clinical applications, correlations between nucleic acid sequences and functions, targets for drug discovery and development and processes for determining and understanding toxicity. For clarification, such markers include without limitation, those derived from analysis of gene expression and genotyping data generated from Probe Arrays.

12.3 As used herein an invention conceived or reduced to practice "using Affymetrix Probe Arrays" means an invention that was actually made using such arrays.

12.4 For purposes of this Agreement, "Affymetrix Probe Array(s)" shall mean Probe Arrays for which Target Sequences have been selected by Affymetrix ("Affymetrix Target Sequences"), or jointly by Affymetrix and Buyer ("Buyer Target Sequences") for use on Probe Arrays to be supplied by Affymetrix as set forth below.

12.5 Except to the extent prohibited by applicable law, Buyer hereby grants to Affymetrix and its Affiliates a nonexclusive, worldwide, fully paid-up, royalty-free, irrevocable, perpetual license to all Product Improvement Inventions, with a right for Affymetrix and its Affiliates to sublicense but only to Affymetrix' and its Affiliates' partners and customers for use with Affymetrix Probe Arrays. Buyer need not disclose any Product Improvement Inventions to Affymetrix except as may be reasonably required to comply with the foregoing license.

12.6 If Buyer elects, at its sole discretion, to commercialize a product or process that embodies an Assay Improvement Invention for use by multiple unrelated parties, then to the extent that Buyer makes such product or process available to other parties, Buyer agrees to negotiate in good faith with Affymetrix (and, if necessary with Affymetrix customers and partners) to make each such product or process available to Affymetrix and all Affymetrix customers and partners for use with Affymetrix Probe Arrays on commercially reasonable terms comparable to those granted to other parties, provided that such terms may differ based on the type of party (e.g., non-profit vs. for-profit), the size of the party, the number of individual users or volume of use of the product or process, the size of the party's R&D budget, the type of use intended or other factors fairly applied, and, provided further, that this obligation to license on comparable terms shall not apply to licenses granted or products sold for limited uses, including evaluation, validation and testing or small sales for one-time or otherwise very limited use. For clarity, if Buyer elects to commercialize such product or process by making it available to others subject to restrictions or other terms that would preclude others from using such product or process in business activities that would directly compete with Buyer's business activities, then Buyer would not be obligated to make such product or process available to Affymetrix or Affymetrix customers or partners on terms that did not include the same restrictions or other terms precluding use of such products or processes that would directly compete with Buyer's business activities.

12.7 Notwithstanding the above, Buyer need not make available such Assay Improvement Invention to Affymetrix and all required Affymetrix customers and partners on comparable terms if a third party has already been granted in good faith by Buyer a conflicting assignment or license (or an option to obtain such an assignment or license) at or prior to the time the embodied Assay Improvement Invention is made. Buyer need not disclose Assay Improvement Inventions to Affymetrix until such time as Buyer has elected to commercialize such product or process and makes it available to multiple other parties.

13. Indemnity for Intellectual Property Infringement Claims.

13.1 Affymetrix will indemnify Buyer and its Affiliates against liability and will settle or defend any suit or proceeding brought against Buyer and its Affiliates to the extent based on a claim that Buyer or its Affiliates in using the Products delivered hereunder directly infringe an issued patent in the United States of America, the European Patent System (EPO), Japan or the Republic of Korea.

13.2 Affymetrix will also indemnify Buyer and its Affiliates against liability and will settle or defend any suit or proceeding brought against Buyer and its Affiliates to the extent based on a claim that Buyer or its Affiliates in using the Products delivered hereunder indirectly (i.e. through contributory infringement or inducement) infringe an issued patent in the United States of America, EPO, Japan or the Republic of Korea if (i) a hybridization method using probe arrays, or probe arrays themselves, or equivalent hybridization devices are specifically identified as an element of the claims of such patent in a device claim, or use of these is specifically identified as an element of the claims of such patent in a method claim, and (ii) the patentability of such device or method claims was materially related to the recitation of the hybridization method or the probe arrays or equivalent hybridization device, or their use.

13.3 Affymetrix shall have no liability under this Section to the extent that the alleged infringement arises out of any addition or modification to the Products or their use by Buyer and its Affiliates in any material respect not specified or approved by Affymetrix, or Buyer's and its Affiliates' combination of the Products with other devices not specified or approved by Affymetrix, and Buyer shall indemnify Affymetrix and its Affiliates against liability and will settle or defend any suit or proceeding brought against Affymetrix and its Affiliates to the extent based on the foregoing. The indemnifying Party shall pay all damages and costs finally awarded against the indemnified Party for such infringement including reasonable attorney's fees.

13.4 For this Section to apply, the indemnified Party must promptly inform the indemnifying Party (so as not to prejudice the indemnifying Party in its preparation of a defense) of its receipt of notice of any claim or suit being made or brought, and give the indemnifying Party the full authority, information, and assistance necessary to settle or defend such suit or proceeding, provided that the indemnifying Party shall not have any authority to agree to any settlement that imposes any liability or obligation on the indemnified Party without the consent of the indemnified Party, which consent will not be unreasonably withheld so long as the indemnifying Party will satisfy or pay without recourse any liability imposed on the indemnified Party and the indemnified Party is not required to take any action or refrain from taking any other action other than discontinuing use of any product or process found to be infringing. Neither Party shall be bound in any manner by any settlement made without its prior written consent.

13.5 In the event that the Products are held to infringe and their use is enjoined as a result of infringement for which it has indemnified Buyer and its Affiliates, as part of its indemnification, Affymetrix may obtain for Buyer and its Affiliates the right to continue using such Products, modify them or the processes for using them to become non-infringing in such manner that does not materially impair their usefulness to Buyer, or grant Buyer and its Affiliates a credit for the cost of unused Products, and accept the return of unused Products.

13.6 In no event shall an indemnifying Party's aggregate, cumulative liability arising out of or relating to its indemnity obligations described in this Section exceed an amount equal to the amounts paid by Buyer to Affymetrix under this Agreement (the "Cap"). The Cap is in the aggregate with all expenses incurred by the indemnifying Party arising out of or relating to its indemnity obligations (including, without limitation, damages, settlement amounts, costs, and legal fees) being aggregated to determine satisfaction of the limit. The existence of one or more claims or suits will not enlarge the Cap. THE PROVISIONS OF THIS SECTION STATE THE ENTIRE LIABILITY AND OBLIGATION OF EACH PARTY AS AN INDEMNIFYING PARTY, AND THE EXCLUSIVE REMEDY OF EACH PARTY AS AN INDEMNIFIED PARTY, WITH RESPECT TO ANY ALLEGED OR ACTUAL INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, AND ARE IN LIEU OF ALL WARRANTIES OF NONINFRINGEMENT, EXPRESS OR IMPLIED.

14. Target Sequence Confidentiality for Custom Products. If Buyer discloses to Affymetrix a confidential set of nucleic acid target sequences ("Target Sequences") for which Buyer desires Affymetrix to design and manufacture custom Probe Arrays or custom nucleic acid probe panels pursuant to these Terms and Conditions, Affymetrix agrees to use reasonable efforts not to disclose or use such confidential information disclosed to it by Buyer for any purpose other than designing and manufacturing such Products, supplying them to Buyer and/or other parties designated by Buyer, otherwise performing its obligations to Buyer (and any obligations Affymetrix may have to such other parties), and for other purposes authorized by Buyer. The provisions of this Section shall not apply to any information which Affymetrix can demonstrate by competent proof (a) is known or used by Affymetrix prior to Buyer's disclosure to Affymetrix; (b) is disclosed to Affymetrix by a third party under no obligation of confidentiality to Buyer; (c) is or becomes published or generally known to the public through no fault of Affymetrix; or (d) is independently developed without reference to such confidential information disclosed to Affymetrix by Buyer. Notwithstanding the foregoing, Affymetrix shall be permitted to disclose such information in order to comply with applicable laws, a court order, or governmental regulations, provided that Affymetrix has provided Buyer with prior notice of such disclosure, to the extent reasonably practicable. Affymetrix' obligations under this Section shall terminate five (5) years following the date of disclosure.

15. Target Sequence Responsibility. Buyer shall be fully responsible for the Target Sequences, and Buyer agrees to indemnify Affymetrix and its employees, officers, directors, representatives, contractors, suppliers and any affiliate of the foregoing (the "Affymetrix Group") and hold each of them harmless from and against any losses, liabilities, demands, damages, costs and expenses, including without limitation reasonable legal fees and expenses, arising from or relating to the Target Sequences or their use as permitted herein, except to the extent that such losses, liabilities, demands, damages, costs and expenses result from the gross negligence or willful misconduct of Affymetrix. Buyer agrees to fully cooperate with the Affymetrix Group and its counsel in its defense and preparation for any such action or proceeding.

16. Liability Limitation. EXCEPT AS PROVIDED IN THE INDEMNITY FOR INTELLECTUAL PROPERTY HERElN OR TO THE BY EITHER PARTY’S GROSS NEGLIGENCE OR WILFUL MISCONDUCT, OR REQUIRED BY APPLICABLE LAW, NEITHER PARTY NOR ITS REPRESENTATIVES SHALL HAVE ANY LIABILITY FOR ANY LOSS OF USE OR PROFITS, PROCUREMENT OF SUBSTITUTE GOODS OR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, OR SPECIAL DAMAGES OF ANY KIND, HOWEVER CAUSED AND REGARDLESS OF FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; AS TO ANY LIABILITY OF EITHER PARTY TO THE OTHER NOT LEGALLY SUBJECT TO THE FOREGOING, THE LIABILITY OF EITHER PARTY SHALL NOT EXCEED THE CAP AS TO THE INDEMNITY FOR INTELLECTUAL PROPERTY INFRINGEMENT AS PROVIDED IN SECTION 13 HEREOF AND AS TO ANYTHING ELSE AN AMOUNT EQUAL TO THE AMOUNT PAID BY BUYER TO AFFYMETRIX IN THE PRIOR TWELVE (12) MONTHS. EACH PARTY UNDERSTANDS THAT THE RISKS OF LOSS HEREUNDER ARE REJECTED IN THE PRICE OF THE PRODUCTS AND THAT THESE TERMS WOULD HAVE BEEN DIFFERENT IF THERE HAD BEEN A DIFFERENT ALLOCATION OF RISK.

17. Export Controls. Buyer acknowledges that the Products and related materials may be subject to export controls under the U.S. Export Administration Regulations and related U.S. laws. Buyer will (a) comply strictly with all legal requirements established under these controls, (b) cooperate fully with Affymetrix in any official or unofficial audit or inspection that relates to these controls and (c) not export, re-export, divert, transfer or disclose, directly or indirectly, any Product or related technical documents or materials or any direct product thereof to any country (or to any national or resident thereof which the U.S. Government determines from time to time is a country (or end-user) to which such export, re-export, diversion, transfer or disclosure is restricted, without obtaining the prior written authorization of Affymetrix and the applicable U.S. Government agency.

18. Unforeseen Events. Affymetrix shall not be liable for delay or failure in performance of any obligations hereunder if performance is rendered impracticable by the occurrence of any condition beyond the reasonable control of Affymetrix. In the event of any such delay or failure in performance, Affymetrix shall promptly notify Buyer of such delay or non-performance and the cause thereof and then shall have such additional time within which to perform its obligations hereunder as may reasonably be necessary under the circumstances, provided Affymetrix shall use commercially reasonable efforts to limit the delay or overcome the cause of the nonperformance and Affymetrix shall have the right, to the extent necessary in Affymetrix' sole reasonable judgment, to apportion fairly among its various customers in such manner as Affymetrix may consider equitable the Products then available for delivery. If such delay or non-performance will continue for more than one month, Affymetrix shall provide monthly updates as to the status of resolving the delay or non-performance.

19. Miscellaneous. These Terms and Conditions and the applicable agreement in which they are incorporated as an exhibit or by reference constitute the entire agreement between Buyer and Affymetrix with respect to the subject matter hereof and are the final, complete, and exclusive statement of the terms of the agreement, superseding all prior written and oral agreements, understandings and undertakings with respect to the subject matter hereof. For avoidance of doubt, the following agreements between the Parties shall continue in full force and effect: the HTA Agreement, the Limited Research and Development License Agreement dated November 2, 2004 and all current Instrument and Software service agreements. The waiver of any provision or any breach thereof shall not affect any other provision of these Terms and Conditions. To the extent permitted by applicable law, these Terms and Conditions shall be governed by and construed according to the laws of California, without regard to conflict of law provisions. The U.N. Convention on Contracts for the International Sale of Goods shall not apply to these Terms and Conditions. In the event that any provision of this Agreement or portion thereof is found to be illegal or unenforceable, the Agreement shall be construed without the unenforceable provision or portion thereof.